Exhibit 99.2

Q4 2019 SHAREHOLDER LETTER MARCH 16, 2020

2 LEAF GROUP | Q4 2019 Shareholder Letter HIGHLIGHTS Q4 2019 FINANCIAL SUMMARY Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 $28.6M $20.8M $19.2M $23.3M $26.3M MARKETPLACES REVENUE $26.3 Million -8% YoY (Fourth Quarter 2019) Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 $16.9M $13.2M $16.6M $16.7M $18.8M MEDIA REVENUE $18.8 Million +11% YoY (Fourth Quarter 2019) Leaf Group is comprised of two reporting segments: Marketplaces and Media. For the fourth quarter of 2019: • Total revenue decreased 1% year-over-year from $45.5 million to $45.1 million due to an 8% decrease in Marketplaces revenue, partially offset by an 11% increase in Media revenue. • Marketplaces revenue declined 8% year-over-year from $28.6 million to $26.3 million, reflecting a 10% year- over-year decline in Society6 Group revenue, partially offset by a 2% increase in Saatchi Art Group revenue year-over-year. • Media revenue increased 11% year-over-year from $16.9 million to $18.8 million primarily due to an increase in revenue from our premium sites, including Hunker, partially offset by a decrease in revenue from Livestrong.com. • Net loss was $(5.3) million for the quarter, increasing 8% year-over-year, and Adjusted EBITDA1 was $(0.2) million for the quarter, reflecting a decline of $0.5 million year-over-year. • Cash and cash equivalents was $18.1 million at period end with $4.0 million debt outstanding. • On a consolidated basis, Leaf Group’s properties reached over 66 million monthly unique visitors in the U.S. in December 2019 (source: December 2019 U.S. comScore). 1 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter. 2 September 2019 comScore Q4 2018 $45.5M $34.0M $35.8M $40.0M $45.1M Q1 2019 Q2 2019 Q3 2019 Q4 2019 LEAF GROUP REVENUE $45.1 Million -1% YoY (Fourth Quarter 2019) Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 $0.3M $(5.6)M $(1.9)M $0.3M $(0.2)M LEAF GROUP ADJUSTED EBITDA1 $(0.2) Million (Fourth Quarter 2019) Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 $(4.9)M $(10.3)M $(6.8)M $(4.5)M $(5.3)M LEAF GROUP NET LOSS $(5.3) Million -8% YoY (Fourth Quarter 2019)

TO OUR SHAREHOLDERS

In 2019, Leaf Group meaningfully improved the reach, engagement and quality of our brands, as we continue to build enduring, digital-first businesses in large and growing high-passion categories. Our strategy has put us into leading positions in two rapidly growing online segments: Fitness & Wellness and Art & Design, with Leaf Group audience reaching 66 million monthly unique visitors, or approximately one-quarter of the U.S. internet population.

Over the past year, we made significant investments in our brands and platforms including expanding the direct branded sales capabilities for our premium Media sites, Hunker, Well+Good and Livestrong. As audiences are now responding less to traditional advertising channels, our skill in creating multi-faceted, experience-driven campaigns puts us in increasingly high demand with advertisers. Brands like Bombay Sapphire and Ocean Spray have relied on our teams to identify unique opportunities for audience engagement, whether through crowd-sourced art installations, engaging panel discussions, trend-setting editorial or immersive experiences.

Our approach to direct sales has evolved to better serve the omnichannel editorial approach of our brands. Our focus on developing authentic content by channel has allowed our brands to diversify traffic while solidifying brand authority. The success of Well+Good's video strategy has grown its YouTube audience by roughly 200% year-over-year. This channel has given the editorial team flexibility to experiment with content that is capturing the attention of the next generation of Well+Good readers, while attracting new advertisers such as Kroger and Centrum. Hunker's strong social engagement, experiential Hunker House activation and unique editorial aesthetic makes it highly sought after by advertisers. The young brand became the #1 Home site in 2019 (source: comScore) and expanded its revenue by over 100% year-over-year, working with premium advertisers, including Samsung and Walmart.

In 2019, direct sales revenue increased 34% year-over-year and accounted for 20% of total Media revenue. A key output metric from these direct sales efforts is growth in revenue per visit (RPV), which increased 46% over the past two calendar years. We continue to see ample opportunity for RPV to move higher as we have just scratched the surface for long term direct sales opportunities. As we continue to invest in our media sites and the expansion of our sales force, we expect growth in this segment to continue over the next several years.

ART & DESIGN


hunker


SAATCHI ART


society6

FITNESS & WELLNESS


WELL+GOOD


LIVESTRONG.COM

MEDIA


ONLY IN YOUR STATE

LEAF GROUP | Q4 2019 Shareholder Letter 3

4 LEAF GROUP | Q4 2019 Shareholder Letter We also see ongoing improvements in our Saatchi Art and Society6 businesses. Saatchi Art continues to show solid growth as more and more customers move to buying art online, and the brand builds a wider following and an ever stronger reputation amongst art lovers. Saatchi Art generated 17% Gross Transaction Value growth in 2019, including the strongest Cyber Monday in the company’s history. Substantial improvements in our Society6 platform during the course of 2019 have already brought signs of improvement in our US consumer business. B2B and hospitality present exciting areas of expansion for both Society6 and Saatchi Art, as demonstrated by innovative collaborations with Springhill Suites and The Dream Hotels in New York, in Q4 2019. As we write this, the entire world has entered a period of significant risk and uncertainty, driven by a global pandemic. As we navigate a tempestuous and uncertain operating environment, we will do our very best to provide for the health and safety of our employees, customers, artists, and partners while operating our businesses at the highest level. We will continue to build our increasingly valuable brands with our extraordinarily committed team of people at Leaf Group, and we will persevere in our efforts to create value for our shareholders, despite the present challenges we face.

Q4 2019 BUSINESS HIGHLIGHTS

FITNESS & WELLNESS

In Q4 2019, Leaf Group's Fitness & Wellness brands leveraged its growing multi-channel editorial strategy to drive new revenue opportunities with advertisers. New advertisers, such as Kroger and Smartfood, invested in Well+Good's fast-growing video offering, while brands such as Ocean Spray, Citi and Athleta connected directly with consumers through in-real-life (IRL) events, including the Well+Good Trends event and TALKS program. The improvements in content quality, deeper audience engagement and investments in the sales team generated new direct partnerships with blue chip advertisers, including Samsung, Target and Capital One.


BUILD-YOUR-OWN
TRAIL MIX BAR

Well+Good Retreat at Miravel Wellness Resort in Tucson, Arizona.

LEAF GROUP | Q4 2019 Shareholder Letter 5

WELL+GOOD

Well+Good ended Q4 2019 with record traffic, reaching 11.1 million unique monthly visitors in December (source: comScore December 2019). One of the key objectives for 2019 was to expand over-the-top (OTT) content and develop new channels beyond the website, including video. Over the course of the past year, the Well+Good video team launched 12 new editorial series on YouTube and grew this audience by over 197% year-over-year. Two of the year's top video series include "Trainer of the Month Club," where the country's top fitness trainers create month-long workout routines, and "You v. Food," where host and dietician Tracy Lockwood Beckerman breaks down food fads and provides simple, universal rules to live and enjoy food by. The expansion of Well+Good's video content was strategically developed to include opportunities for client sponsorship and integration, with partners such as Kroger, Centrum and Smart50 popcorn investing in this new and growing channel.

In December 2019, Well+Good launched its annual Trends report - one of its tentpole editorial features each year This year's report included two new extensions: a 10 year retrospective on the evolution of the wellness industry and a 2020 Change Makers list highlighting people who are changing the wellness game. This report has reached more than half a million unique visitors, received more than 100,000 social interactions, and continues to attract audiences.


WELL+GOOD
TRAINER
OF THE
MONTH
club

Well+Good Trainer Of The Month Club.

LIVESTRONG.COM

In 2019, Livestrong.com focused on its editorial library deepening content around three main verticals within the fitness space: Get Fit, Eat Better and Manage Weight. This effort focused on developing high quality content, strengthening domain expertise and driving improved audience engagement, setting the brand up to return to growth in 2020. Livestrong also made substantial progress in increasing the relevancy of its audience and diversifying traffic channels in order to reduce organic search dependency.

In Q4 2019, Livestrong launched two new editorial franchises, "How Bad is It Really" and "What Happens When." These series provide the Livestrong editorial team with a platform to address current questions from users while continuing to support the new vertical topic strategy. In addition to Livestrong's monthly Challenge programming, these new editorial franchises are supported through a multi-channel distribution strategy, including referral sources, social and email.



Editorial Verticals: Eat Better, Get Fit and Manage Weight

LEAF GROUP | Q4 2019 Shareholder Letter 6

ART & DESIGN

In Q4 2019, our Art & Design brands were focused on the holiday season, including key shopping windows for Society6 and Saatchi Art and holiday editorial and commerce opportunities for Hunker. Hunker's holiday editorial attracted major brands, including Target and Samsung, who invested in custom content around holiday decorating and entertaining. Press coverage during the holiday shopping season included features in Bloomberg and Town & Country for Saatchi Art, and Forbes and Elle Decor for Society6, among others, generating more than 100 million impressions.



2019 Hunker Guide to Holiday Gifting.



Saatchi Art's holiday campaign partnership with Frontgate.



Festive Artist Mixer in Los Angeles hosted by Society6.

hunker

In Q4 2019, Hunker's revenue was the highest ever, up 115% year-over-year. 2019 was a turning point for Hunker, establishing the young brand as a major digital publisher in the home and interior design space, reaching more than 9.7 million unique monthly visitors in December (source: comScore December 2019).

Hunker's unique editorial voice and design and DIY-focused content has continued to win over advertisers, including major buyers such as Target, State Farm and Samsung. Social remains a successful lever for the brand, with Hunker's Instagram doubling over the past year and reaching more than 245,000 followers in December 2019. Hunker also focused on cultivating its brand ethos through the launch of Hunker House and the development of its Hunker Made product line. In 2019, Hunker significantly expanded its commerce Gross Transaction Value (GTV), further establishing this new channel as a key opportunity for growth.


the
Modern Kitchen
How to Construct the Modern Kitchen of Your Dreams

The Modern Kitchen sponsored by Samsung.

LEAF GROUP | Q4 2019 Shareholder Letter 7

SAATCHI ART

In Q4 2019, Saatchi Art had a record holiday season, including its highest grossing day in the company's history on Cyber Monday. The brand's holiday campaign was highlighted by a dedicated catalog, which included a feature with home decor brand Frontgate, giving Saatchi Art access to the company's 300,000 social media followers. In December 2019, Saatchi Art launched digital gift cards with a dedicated marketing campaign to introduce the new offering. Early interest in gift cards was high, helping to extend the holiday window for Saatchi Art deeper into December.

In 2019, Saatchi Art focused on internationalization with the launch of local currency and specialized payment offerings. In Q3 and Q4 2019, Saatchi Art launched local currencies for Canada, Australia, the United Kingdom and Europe, and has seen conversion rates rise by approximately 20% in response to these local currency offerings.

The Other Art Fair hosted 12 fairs in 2019, with the expansion of three successful fairs in London and the introduction of Dallas as a new market. The Other Art Fair's unique blend of high quality artist-led exhibits and immersive, experiential elements continued to draw thousands of attendees to each edition of the Fair, while also courting big advertisers such as Bombay Sapphire.

In Q4 2019, The Other Art Fair hosted three fairs - London, Sydney and Brooklyn. The London fair included a partnership with tech startup Net Gallery, which created a virtual reality tour of the fair, complete with artist bios and shoppable links to purchase on Saatchi Art.


LET ART
fill your season
WITH JOY
SAATCHI ART

Saatchi Art Holiday Catalog in partnership with Frontgate.

LEAF GROUP | Q4 2019 Shareholder Letter 8

society6

In Q4 2019, Society6 focused on driving brand awareness and improving both the artist and customer experience. The brand's multi-layered holiday campaign included a direct mail holiday catalog, podcast marketing program, social media influencer campaigns and a partnership with PayPal's Holiday Hero program. With the introduction of two new shipping methods - expedited and rush delivery - and additional supply chain improvements, Society6 was able to add additional shipping days during its peak holiday season, while reducing order processing time by 26%.

In Q4 2019, Society6 launched a beta version of its new Artist Studio allowing artists a modern and easy-to-use suite of tools to manage their designs, pricing, and shop details.

Throughout 2019, Society6 focused on delivering new products to market and improving margins for the business, while continuing to build its brand awareness through unique partnerships and initiatives. Society6 launched a number of new products, including wrapping paper, yoga mats, sheer and blackout curtains, fanny packs, mini art prints and an outdoor furniture collection. These product launches, coupled with collaborations with like-minded brands, including Daily Harvest, Apartment Therapy, Showtime, and Bombay Sapphire, showcased its creative community and helped to drive overall brand awareness.

The Society6 wholesale business continues to grow, with GTV up 29% year-over-year in Q4 2019, mainly driven by growth in the wall art category and the hospitality segment. New relationships in Q4 2019 include Modsy, Express and Crate & Barrel, with new hospitality deals including Domio.


society6
Holiday Gift Guide 2019
25% Off Everything
Code on Back
Design your everyday with art you love.

Society6 Holiday Gift Guide 2019.

LEAF GROUP | Q4 2019 Shareholder Letter 9

MEDIA

ONLY IN YOUR STATE

Launched in 2015 and acquired by Leaf Group in 2019, local attraction-focused media site Only In Your State reaches 7.9 million unique monthly visitors (source: comScore December 2019) and focuses on editorial content highlighting off-the-beaten-path and little-known attractions across all 50 states. Its team of travel writers and editors has penned more than 90,000 articles, reaching a highly engaged audience across its website, newsletter and social channels. The brand has leveraged its unique and inspiring travel stories to generate massive readership through Facebook, connecting with a passionate audience of more than 10 million Facebook fans. Only In Your State's editorial strategy is segmented by location, making it easy for readers to find hidden gems, natural wonders and little-known attractions, and advertisers to reach audiences on a local, regional or national level.





Photos via Getty Images.


ONLY IN YOUR STATE
CHOOSE YOUR STATE
CHOOSE YOUR STATE

Only In Your State website.

LEAF GROUP | Q4 2019 Shareholder Letter 10

FINANCIAL REVIEW

LEAF GROUP REVENUE

$45.1 Million -1% YoY
(Fourth Quarter 2019)



$45.5M
$34.0M
$35.8M
$40.0M
$45.1M
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

LEAF GROUP NET LOSS

$(5.3) Million -8% YoY
(Fourth Quarter 2019)



$(4.9)M
$(10.3)M
$(6.8)M
$(4.5)M
$(5.3)M
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

LEAF GROUP ADJUSTED EBITDA[2]

$(0.2) Million
(Fourth Quarter 2019)



$0.3M
$(5.6)M
$(1.9)M
$0.3M
$(0.2)M
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

Total revenue decreased 1% year-over-year from $45.5 million to $45.1 million due to an 8% decrease in Marketplaces revenue, partially offset by an 11% increase in Media revenue. Net loss was $(5.3) million for the quarter, increasing 8% year-over-year, and Adjusted EBITDA was $(0.2) million for the quarter, reflecting a decline of $0.5 million year-over-year. Additionally, in Q4 2019, we incurred corporate and legal expenses of $0.8 million associated with potential proxy contest and strategic review costs, including fees of legal, financial and other advisors. Cash flows from operations for Q4 2019 was $4.4 million, a $3.9 million increase year-over-year mainly driven by changes in working capital while free cash flow[2] for Q4 2019 was $2.6 million, ending the quarter with a cash balance of $18.1 million, including a $4 million drawdown on our revolving credit facility.

MEDIA REVENUE

$18.8 Million +11% YoY
(Fourth Quarter 2019)



$16.9M
$13.2M
$16.6M
$16.7M
$18.8M
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

MEDIA REVENUE PER VISIT[3]

$28.86 +6% YoY
(Fourth Quarter 2019)



$27.19
$18.83
$21.93
$22.68
$28.86
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

MEDIA VISITS

652 Million +5% YoY
(Fourth Quarter 2019)



622M
701M
757M
737M
652M
Q4 2018
Q1 2019
Q2 2019
Q3 2019
Q4 2019

Q4 2019 Media revenue was $18.8 million, an 11% increase from the prior year period. Media revenue was driven by further monetization gains across our media properties, including Hunker, and the February 2019 acquisition of Only In Your State, partially offset by a year-over-year decrease in revenue on Livestrong.com. Total visits to our media properties in Q4 2019 were 652 million, up 5% versus the prior year period as growth in our premium sites, such as Hunker and Well+Good, and the acquisition of Only In Your State was partly offset by the year-over-year impact of reductions in Livestrong.com traffic. RPV for our Media properties was $28.86 for Q4 2019, up $1.67, or 6%, versus the prior year period as strength in direct and programmatic across our media assets was partly offset by the impact of Livestrong.com reductions.

2 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter.
3 Revenue per one thousand visits.

LEAF GROUP | Q4 2019 Shareholder Letter 11

12 LEAF GROUP | Q4 2019 Shareholder Letter Marketplaces Segment revenue was $26.3 million, down 8% year-over-year. This decline was driven by a 10% decrease in revenue for Society6 Group, partly offset by a 2% increase for Saatchi Art Group. Q4 2019 Marketplaces GTV decreased 7% year-over-year to $33.3 million, driven by a 10% decrease in gross transaction value (GTV) from Society6 Group, partly offset by a 4% increase in GTV from Saatchi Art Group. The decline in GTV for Society6 Group was primarily driven by fewer transactions, partly offset by an increase in Average Order Value (AOV) for Society6 Group due to increases in items per order, price per item and the amount of sales tax we collect as a consequence of the impact of the U.S. Supreme Court’s Wayfair decision, which permits states to adopt laws requiring sellers to collect sales and use tax, even in states where the seller has no physical presence. The number of Marketplaces transactions decreased 13% in Q4 2019, as compared to the same period in 2018, driven by transaction declines at Society6. In Q4 2019, Society6 transaction declines were primarily due to decreases in US direct-to-consumer (DTC) sales, international sales on Society6 and from our decision to focus on sales generated through our platforms directly rather than selling through third-party marketplaces. In Q4 2019, Society6 U.S. DTC GTV declined 8% on a year-over-year basis versus an 8% decline on a year-over-year basis in Q3 2019. In our U.S. DTC segment, while year-over-year GTV declines were consistent with Q3, we saw improvements in growth throughout the quarter. Additionally, based on the Q3 2019 work to restructure our paid search campaigns, we increased marketing spend through Q4 2019, driving year-over-year growth in new customers in December. In Q4 2019, we made further margin progress for Society6 Group, with gross profit increasing 9% year-over-year. As we strengthen the platform and improve overall margin structure, we believe that this young digital brand will respond well to a more aggressive push in paid marketing into 2020. As well, we anniversary the reductions in third party marketplace transactions and more actively pursue localized site launches in key international markets. International GTV declined 25% in Q4 2019, versus the prior year period, primarily driven by declines in Canada and Australia and continued weakness in the UK. Additionally, as expected, growth was negatively impacted by our decision to focus less on third party marketplaces and more on direct customer relationships, which was the primary driver of lower transactions year-over-year. Society6 third-party marketplaces GTV declined 93% year-over-year in Q4 2019 versus a 95% decline on a year-over-year basis in Q3 2019. In Q4 2019, our B2B segment had a strong quarter with GTV growing 29% year-over- year. While still a small percentage of Society6 GTV, we believe this segment has a long runway for growth working with retailers and online companies in the home decor category. Saatchi Art Group delivered a solid quarter with Q4 2019 revenue increasing 2% year-over-year, or 15%, excluding a one-time accounting adjustment (reduction in revenue) recorded entirely in the fourth quarter of 2019 to account for the cumulative impact of certain immaterial deferred revenue adjustments relating to each of the quarters in 2018 and 2019. Saatchi Art saw strong sales in its emerging hospitality segment as the Saatchi brand is gaining traction with designers and property owners. The Other Art Fair drove solid 11% growth in Q4 2019, with three fairs, in London, Sydney and Brooklyn. Q4 2018 $35.7M $27.1M $25.0M $29.3M $33.3M Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q4 2018 481K 297K 232K 316K 418K Q1 2019 Q2 2019 Q3 2019 Q4 2019 Q4 2018 $28.6M $20.8M $19.2M $23.3M $26.3M Q1 2019 Q2 2019 Q3 2019 Q4 2019 MARKETPLACES REVENUE $26.3 Million -8% YoY (Fourth Quarter 2019) MARKETPLACES GTV $33.3 Million -7% YoY (Fourth Quarter 2019) MARKETPLACES TRANSACTIONS 418 Thousand -13% YoY (Fourth Quarter 2019)

13 LEAF GROUP | Q4 2019 Shareholder Letter Media Segment Contribution Margin decreased 1% year-over-year to $7.8 million, or 41.5% of Media revenue, as strong incremental flow through was offset by lower revenue for Livestrong.com, content renovation investments and expansion of our direct branded salesforce. On the Marketplaces side, Segment Contribution Margin for Q4 2019 was ($0.3) million versus ($1.0) million in the prior year period due to improvements in Society6 gross margin partly offset by lower transaction volume. Q4 2019 corporate expense of $7.7 million represented 17% of revenue, up from 14.8% in Q4 2018 primarily due to an increase in costs of $0.8 million year-over-year associated with potential proxy contest and strategic review costs, including fees of legal, financial and other advisors. Q4 2019 cash flows from operations was $4.4 million, compared to $0.6 million in the prior year period. Q4 2019 free cash flow was $2.6 million, up $4.1 million compared to free cash flow of ($1.5) million in Q4 2018. At the end of Q4 2019, we had federal net operating loss carryforwards of approximately $220 million, which expire between 2021 and 2037. Net operating loss carryforwards generated starting 2018 can be carried forward indefinitely. State NOL carryforwards of approximately $78 million expire between 2019 and 2038. Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 LEAF GROUP ADJUSTED EBITDA $(0.2) Million (Fourth Quarter 2019) Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 $(4.9)M $(10.3)M $(6.8)M $(4.5)M $(5.3)M LEAF GROUP NET LOSS $(5.3) Million -8% YoY (Fourth Quarter 2019) $0.3M $0.3M $(1.9)M $(5.6)M $(0.2)M Q4 2018 $7.9M $3.6M $6.6M $6.7M $7.8M Q1 2019 Q2 2019 Q3 2019 Q4 2019 MEDIA CONTRIBUTION $7.8 Million -1% YoY (Fourth Quarter 2019) Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 $0.8M $(1.3)M $(0.3)M $(1.3)M $(1.0)M MARKETPLACES CONTRIBUTION $(0.3) Million +65% YoY (Fourth Quarter 2019)

FINANCIAL SUMMARY

(In thousands, except per share amounts)

	(UNAUDITED) THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,	
	2019	2018	2019	2018
Marketplaces revenue	$ 26,271	$ 28,603	$ 89,625	$ 93,937
Media revenue	18,828	16,916	65,331	61,105
Total revenue	$ 45,099	$ 45,519	$ 154,956	$ 155,042
Net loss	$ (5,305)	$ (4,937)	$ (26,838)	$ (23,190)
EPS - basic and diluted	$ (0.20)	$ (0.19)	$ (1.03)	$ (0.94)
Adjusted EBITDA(1)	$ (212)	$ 252	$ (7,477)	$ (1,481)
Net cash (used in) provided by operating activities	$ 4,475	$ 622	$ (4,270)	$ (3,302)
Free cash flow(1)	$ 2,642	$ (1,478)	$ (11,180)	$ (10,509)

(1) These non-GAAP financial measures, and reasons for why the Company believes these non-GAAP financial measures are useful, are described below and reconciled to their most directly comparable GAAP measures in the accompanying tables.

OPERATING METRICS

	(UNAUDITED) THREE MONTHS ENDED DECEMBER 31,			YEAR ENDED DECEMBER 31,		
	2019	2018	% CHANGE	2019	2018	% CHANGE
Marketplaces Metrics:						
Number of Transactions(1)	417,999	480,753	(13) %	1,263,858	1,435,976	(12) %
Gross Transaction Value(2) (in thousands)	$ 33,313	$ 35,681	(7) %	$ 114,839	$ 116,996	(2) %
Media Metrics:						
Visits per Google Analytics(3) (in thousands)	652,418	622,158	5 %	2,847,099	2,844,125	0 %
Revenue per Visit (RPV)(4)	$ 28.86	$ 27.19	6 %	$ 22.95	$ 21.48	7 %

(1) Number of transactions is defined as the total number of Marketplaces transactions successfully completed by a customer during the applicable period, excluding certain transactions generated by Saatchi Art's The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales.

(2) Gross transaction value is defined as the total dollar value of Marketplaces transactions, excluding the revenue from certain transactions generated by Saatchi Art's The Other Art Fair, such as sales of stand space to artists at fairs, sponsorship fees and ticket sales. Gross transaction value is the total amount paid by the customer including the total product price inclusive of artist margin, shipping charges, sales taxes, and is net of any promotional discounts. Gross transaction value does not reflect any subsequent cancellations, refunds or credits and does not represent revenue earned by the Company.

(3) Visits per Google Analytics is defined as the total number of times users access the Company's content across (a) one of its owned and operated properties and/or (b) one of its customers' properties, to the extent that the visited customer web pages are hosted by the Company. In each case, breaks of access of at least 30 minutes constitute a unique visit. Additionally, a visit is also considered to have ended at midnight or if a user arrives via one campaign, leaves, and then comes back via a different campaign.

(4) RPV is defined as Media revenue per one thousand visits.

LEAF GROUP | Q4 2019 Shareholder Letter 14

15 LEAF GROUP | Q4 2019 Shareholder Letter USE OF NON-GAAP FINANCIAL MEASURES To supplement its consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Leaf Group uses certain non-GAAP financial measures, as described below. These non-GAAP financial measures are presented to enhance the user’s overall understanding of Leaf Group’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures presented in this release, together with the GAAP financial results, are the primary measures used by the Company’s management and board of directors to understand and evaluate the Company’s financial performance and operating trends, including period-to-period comparisons, because they exclude certain expenses and gains that management believes are not indicative of the Company’s core operating results. Management also uses these measures to prepare and update the Company’s short and long term financial and operational plans, to evaluate investment decisions, and in its discussions with investors, commercial bankers, equity research analysts and other users of the Company’s financial statements. Accordingly, the Company believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as the Company’s management and in comparing operating results across periods and to those of Leaf Group’s peer companies. The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the Company’s financial performance and operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude or include different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures in the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. Investors and others are encouraged to review the Company’s financial information in its entirety and not rely on a single financial measure. The Company defines Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as net income (loss) excluding interest (income) expense, income tax expense (benefit), and certain other non-cash or non-recurring items impacting net income (loss) from time to time, principally comprised of depreciation and amortization, stock-based compensation, contingent payments to certain key employees/equity holders of acquired businesses and other payments attributable to acquisition, disposition or corporate realignment activities. Management believes that the exclusion of certain expenses and gains in calculating Adjusted EBITDA provides a useful measure for period-to-period comparisons of the Company’s underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate the Company’s businesses, and reflects its ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Segment Operating Contribution as earnings before corporate or unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses. Management believes that the exclusion of certain expenses and gains in calculating Segment Operating Contribution provides a useful measure for period-to-period comparisons of the segment’s underlying revenue and operating costs that is focused more closely on the current costs necessary to operate the segment, and reflects the segment’s ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Free Cash Flow as net cash provided by (used in) operating activities net of cash flows from contingent payments to certain key employees/equity holders of acquired businesses; other payments attributable to acquisition, disposition or corporate realignment activities; purchases of property and equipment; and purchases of intangible assets. Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvesting in its businesses, pursuing new business opportunities and potential acquisitions, paying dividends and repurchasing shares. ABOUT LEAF GROUP Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, digital-first brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com. CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS This shareholder letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements set forth in this shareholder letter include, among other things, statements regarding potential synergies achieved from acquisitions, the impact of strategic operational changes and the Company’s future financial performance. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance; could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Leaf Group’s operations, markets, products and services; and are based on current expectations, estimates and projections about the Company’s industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Potential risks and uncertainties that could affect the Company’s operating and financial results are described in Leaf Group’s annual report on Form 10-K for the fiscal year ending December 31, 2019 filed with the Securities and Exchange Commission (http:// www.sec.gov) on March 16, 2020, as such risks and uncertainties may be updated from time to time in Leaf Group’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties include, among others: the Company’s ability to successfully drive and increase traffic to its marketplaces and media properties; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google, Bing and Yahoo!; the Company’s ability to attract new and repeat customers and artists to its marketplaces and successfully grow its marketplace businesses; the potential impact on advertising-based revenue from lower ad unit rates, a reduction in online advertising spending, a loss of advertisers, lower advertising yields, increased availability of ad blocking software, particularly on mobile devices and/or ongoing changes in ad unit formats; the Company’s dependence on various agreements with a specific business partner for a significant portion of its advertising revenue; the effects of shifting consumption of media content and online shopping from desktop to mobile devices and/or social media platforms; the Company’s history of incurring net operating losses; the Company’s ability to obtain capital when desired on favorable terms; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; the Company’s ability to effectively integrate, manage, operate and grow acquired businesses; the Company’s ability to retain key personnel; the Company’s ability to prevent any actual or perceived security breaches; the Company’s ability to expand its business internationally; the review of strategic alternatives; the Company’s ability to generate long-term value for its stockholders; and any future actions that may be taken by activist stockholders. From time to time, the Company may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. Any forward-looking statement made by the Company in this shareholder letter is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to revise or update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law, and may not provide this type of information in the future.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	(UNAUDITED) THREE MONTHS ENDED DECEMBER 31, 2019	2018	YEAR ENDED DECEMBER 31, 2019	2018
Revenue:				
Product revenue	$ 22,774	$ 25,333	$ 75,795	$ 83,458
Service revenue	22,325	20,186	79,161	71,584
Total revenue	45,099	45,519	154,956	155,042
Operating expenses:				
Product costs (exclusive of amortization of intangible assets shown separately below)(1)	17,055	19,987	57,104	61,991
Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2)	9,509	8,091	35,509	29,168
Sales and marketing(1)(2)	9,221	9,148	31,719	32,792
Product development(1)(2)	5,228	4,821	20,880	20,183
General and administrative(1)(2)	8,709	7,575	33,433	30,159
Amortization of intangible assets	734	956	3,353	4,071
Total operating expenses	50,456	50,578	181,998	178,364
Loss from operations	(5,357)	(5,059)	(27,042)	(23,322)
Interest income	33	152	265	316
Interest expense	(25)	(6)	(40)	(11)
Other income (expense), net	34	13	40	(78)
Loss before income taxes	(5,315)	(4,900)	(26,777)	(23,095)
Income tax benefit (expense)	10	(37)	(61)	(95)
Net Loss	$ (5,305)	$ (4,937)	$ (26,838)	$ (23,190)
Net loss per share - basic and diluted	$ (0.20)	$ (0.19)	$ (1.03)	$ (0.94)
Weighted average number of shares - basic and diluted	26,233	25,370	25,960	24,581

(1) Depreciation expense included in the above line items:				
Product costs	$ 442	$ 332	$ 1,604	$ 961
Service costs	978	880	3,809	3,059
Sales and marketing	10	6	30	28
Product development	24	10	59	62
General and administrative	183	498	1,256	2,089
Total depreciation	$ 1,637	$ 1,726	$ 6,758	$ 6,199
(2) Stock-based compensation included in the above line items:				
Service costs	$ 381	$ 184	$ 1,139	$ 699
Sales and marketing	323	177	843	937
Product development	745	516	2,536	2,278
General and administrative	1,325	1,168	4,846	5,517
Total stock-based compensation	$ 2,774	$ 2,045	$ 9,364	$ 9,431

LEAF GROUP | Q4 2019 Shareholder Letter 16

17 LEAF GROUP | Q4 2019 Shareholder Letter DECEMBER 31, DECEMBER 31, 2019 2018 Assets Current assets Cash and cash equivalents $ 18,106 $ 31,081 Accounts receivable, net 14,402 12,627 Prepaid expenses and other current assets 2,555 3,932 Total current assets 35,063 47,640 Property and equipment, net 13,797 13,126 Operating lease right-of-use assets 12,645 — Intangible assets, net 12,589 13,933 Goodwill 19,465 19,435 Other assets 1,044 988 Total assets $ 94,603 $ 95,122 Liabilities and Stockholders’ Equity Current liabilitites Accounts payable $ 7,825 $ 1,519 Accrued expenses and other current liabilities 21,291 22,149 Deferred revenue 2,464 2,115 Revolving line of credit 4,000 — Total current liabilities 35,580 25,783 Deferred tax liability 63 86 Operating lease liabilities 10,863 — Other liabilities 287 2,566 Total liabilities 46,793 28,435 Commitments and contingencies Stockholders’ equity Common stock 3 3 Additional paid-in capital 562,332 554,403 Treasury stock (35,706) (35,706) Accumulated other comprehensive loss (20) (52) Accumulated deficit (478,799) (451,961) Total stockholders’ equity 47,810 66,687 Total liabilities and stockholders’ equity $ 94,603 $ 95,122 CONSOLIDATED BALANCE SHEET (In thousands)

CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	(UNAUDITED) THREE MONTHS ENDED DECEMBER 31, 2019	(UNAUDITED) THREE MONTHS ENDED DECEMBER 31, 2018	YEAR ENDED DECEMBER 31, 2019	YEAR ENDED DECEMBER 31, 2018
Cash flows from operating activities				
Net loss	$ (5,305)	$ (4,937)	$ (26,838)	$ (23,190)
Adjustments to reconcile net loss to net cash used in operating activities:				
Depreciation and amortization	2,371	2,682	10,111	10,270
Non-cash lease expense	677	—	2,063	—
Deferred income taxes	(43)	29	(23)	46
Stock-based compensation	2,774	2,045	9,364	9,431
Gain from sale of asset	(24)	—	(24)	—
Other	55	(52)	173	15
Change in operating assets and liabilities, net of effect of acquistions and disposals:				
Accounts receivable, net	(2,592)	(498)	(1,938)	(1,310)
Prepaid expenses and other current assets	628	(239)	1,473	(904)
Other long-term assets	3	43	112	274
Operating lease ROU assets and liabilities	(832)	—	(2,527)	—
Accounts payable	4,328	(584)	6,362	(806)
Accrued expenses and other liabilities	2,680	3,223	(2,927)	3,954
Deferred revenue	(245)	(1,090)	349	(1,082)
Net cash (used in) provided by operating activities	4,475	622	(4,270)	(3,302)
Cash flows from investing activities				
Purchases of property and equipment	(1,830)	(2,100)	(6,997)	(7,162)
Purchases of intangible assets	(3)	—	(3)	(45)
Proceeds from sale of assets	24	—	24	—
Cash paid for acquisitions, net of cash acquired	—	—	(1,900)	(10,349)
Other	—	3	—	8
Net cash used in investing activities	(1,809)	(2,097)	(8,876)	(17,548)
Cash flows from financing activities				
Borrowings from revolving line of credit	4,000	—	4,000	—
Proceeds from exercises of stock options and purchases under ESPP	35	546	761	2,016
Proceeds from issuance of common stock	—	—	—	23,367
Taxes paid on net share settlements of restricted stock units	(258)	(777)	(2,661)	(3,961)
Cash paid for acquisition holdback	—	—	(625)	—
Cash paid for contingent consideration liability	—	—	(934)	(905)
Cash paid for debt issuance costs	(110)	—	(110)	—
Other	(16)	(17)	(91)	(68)
Net cash (used in) provided by financing activities	3,651	(248)	340	20,449
Effect of foreign currency on cash, cash equivalents and restricted cash	(1)	(6)	(3)	36
Change in cash, cash equivalents and restricted cash	6,316	(1,729)	(12,809)	(365)
Cash, cash equivalents and restricted cash, beginning of period	12,810	33,664	31,935	32,300
Cash, cash equivalents and restricted cash, end of period	$ 19,126	$ 31,935	$ 19,126	$ 31,935
Reconciliation of cash, cash equivalents and restricted cash				
Cash and cash equivalents	$ 18,106	$ 31,081	$ 18,106	$ 31,081
Restricted cash included in other current assets	136	136	136	136
Restricted cash included in other long-term assets	884	718	884	718
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$ 19,126	$ 31,935	$ 19,126	$ 31,935

LEAF GROUP | Q4 2019 Shareholder Letter 18

NON-GAAP FINANCIAL MEASURES

(In thousands)

	(UNAUDITED) THREE MONTHS ENDED DECEMBER 31, 2019	2018	YEAR ENDED DECEMBER 31, 2019	2018
Adjusted EBITDA:				
Net loss	$ (5,305)	$ (4,937)	$ (26,838)	$ (23,190)
Add (deduct):				
Income tax (benefit) expense,net	(10)	37	61	95
Interest (income) expense, net	(8)	(146)	(225)	(305)
Other expense (income), net	(34)	(13)	(40)	78
Depreciation and amortization(1)	2,371	2,682	10,111	10,270
Stock-based compensation(2)	2,774	2,045	9,364	9,431
Acquisition, disposition, realignment and contingent payment costs(3)	—	584	90	2,140
Adjusted EBITDA	$ (212)	$ 252	$ (7,477)	$ (1,481)
Free Cash Flow:				
Net cash (used in) provided by operating activities	4,475	622	(4,270)	(3,302)
Purchases of property and equipment	(1,830)	(2,100)	(6,997)	(7,162)
Purchases of intangible assets	(3)	—	(3)	(45)
Acquisition, disposition, realignment and contingent payments(3)	—	—	90	—
Free Cash Flow	$ 2,642	$ (1,478)	$ (11,180)	$ (10,509)

(1) Represents depreciation expense of the Company's long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets as included in the Company's GAAP results of operations.

(2) Represents the expense related to stock-based awards granted to employees, as included in the Company's GAAP results of operations.

(3) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities.

LEAF GROUP | Q4 2019 Shareholder Letter 19

SEGMENT REPORTING

(In thousands)

	(UNAUDITED) THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,	
	2019	2018	2019	2018
Segment Revenue:				
Marketplaces	$ 26,271	$ 28,603	$ 89,625	$ 93,937
Media	18,828	16,916	65,331	61,105
Total revenue	$ 45,099	$ 45,519	$ 154,956	$ 155,042
Segment Operating Contribution:				
Marketplaces[1]	$ (342)	$ (967)	$ (2,182)	$ (1,131)
Media[1]	7,812	7,866	24,730	26,419
Add (deduct):				
Corporate expenses[2]	(7,682)	(6,726)	(30,025)	(27,089)
Acquisition, disposition and realignment costs[3]	—	79	—	320
Adjusted EBITDA	$ (212)	$ 252	$ (7,477)	$ (1,481)
Reconciliation to consolidated pre-tax income (loss):				
Adjusted EBITDA	$ (212)	$ 252	$ (7,477)	$ (1,481)
Add (deduct):				
Interest income (expense), net	8	146	225	305
Other income (expense), net	34	13	40	(78)
Depreciation and amortization[4]	(2,371)	(2,682)	(10,111)	(10,270)
Stock-based compensation[5]	(2,774)	(2,045)	(9,364)	(9,431)
Acquisition, disposition, realignment and contingent payment costs[6]	—	(584)	(90)	(2,140)
Loss before income taxes	$ (5,315)	$ (4,900)	$ (26,777)	$ (23,095)

(1) Segment operating contribution reflects earnings before corporate and unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses.

(2) Corporate expenses include corporate and unallocated operating expenses that are not directly attributable to the operating segments, including: corporate information technology, marketing and general and administrative support functions and also excludes the following: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); and (e) income taxes.

(3) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, and (c) other payments attributable to acquisition, disposition or corporate realignment activities, excluding contingent payments to certain key employees/equity holders of acquired businesses.

(4) Represents depreciation expense of the Company's long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets, included in the Company's GAAP results of operations.

(5) Represents the expense related to stock-based awards granted to employees as included in the Company's GAAP results of operations.

(6) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities.

LEAF GROUP | Q4 2019 Shareholder Letter 20